Exhibit 10.11

October 3, 2013

Susan Brennan

Dear Susan:

I am pleased to conditionally offer you the position of Chief Operations Officer, (HR title: Chief Operations Officer. EXEC2) with Bloom Energy Corporation (the “Company”). In this full-time, exempt position, you will report to KR Sridhar and will be based out of our Sunnyvale Corporate Headquarters. Your annual starting salary will be $280,000 less applicable withholdings and deductions, and you will be paid semi-monthly in accordance with the Company’s normal payroll practices. Pursuant to the terms of the Quarterly Incentive Program Policy, you are eligible to receive an annual discretionary bonus which is a 50% target of your salary and is paid quarterly.

The Company will also pay for all actual relocations expenses including, but not limited to: packing, unpacking, shipment, movement of household goods, vehicles, and any travel related to relocation for you and your family. This does not include any expenses related to buying and selling of your residence.

We will recommend that the Company’s Board of Directors grant you an option to purchase 200,000 shares of the Company’s Common Stock at a share price equal to the Common Stock’s fair market value on the date of grant. The vest commencement date of the shares subject to this grant will be the date your employment commences. The grant is subject to your continued employment with the Company. Your stock options will vest over five years as follows: 20% of your shares will vest on your first anniversary date of employment, and 1/60 of your shares will vest each of the 48 months thereafter.

You will also be eligible to receive benefits that the Company generally provides to its employees, consistent with the eligibility terms of those programs. A more detailed description of these benefits will be provided to you upon joining the Company.

Your offer of employment is conditioned upon a satisfactory (in the Company’s discretion) reference check and background check, and upon proof of your right to work in the US. Your employment with the Company is further subject to the terms and conditions specified in “Attachment A” to this letter. Orientation and training for new employees are on Mondays so, if you choose to accept this offer of employment, please return your offer letter by the Wednesday prior to your Monday start date.

This letter, Attachment A and the attached October 3, 2013 letter regarding relocation set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter and its attachments may not be modified or amended except by a written agreement signed by the President of the Company and you.

We are very excited about you joining our team and look forward to a mutually rewarding relationship.

1252 Orleans Drive, Sunnyvale, CA 94089 T 408 543 1500 F408 543 1501 www.bloomenergy.com

By signing below you are accepting the Company’s offer of employment pursuant to the terms and conditions specified in this letter ~~and in,~~ Attachment A and the attached October 3, 2013 letter regarding relocation. After signing and dating this letter below, please return all pages by email, mail, or to our confidential fax (408-543-1505).

Sincerely	Agreed to and accepted by~~:~~:*

/s/ David Barber
	Signature:	/s/ Susan Brennan

David Barber	Print Name:	Susan Brennan

Vice President, Human Resources

Bloom Energy Corporation	Date:	October 21, 2013

	Start Date:	Based on comments below
11/7/2013

*	Susan Brennan’s acceptance of the Company’s offer of employment is contingent upon the written confirmation of the Company’s satisfaction or waiver of the reference check and other pre-conditions to Susan Brennan’s employment with Bloom Energy, and the Company’s Board of Directors’ grant of the stock options referenced above, by October 31, 2013.

1252 Orleans Drive, Sunnyvale, CA 94089 T 408 543 1500 F408 543 1501 www.bloomenergy.com

ATTACHMENT A

In addition to the terms outlined in the attached offer letter, your employment at Bloom Energy is conditioned upon the following.

At-Will Employment. You will be an “at will” employee of the Company. This means that either you or the Company may terminate your employment at any time, for any reason or no reason, with our without cause or notice. Regular employment at the Company is for no specified period of time and the Company makes no guarantee or contract of continued employment. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies, may change from time to time, the “at will” nature of your employment may not be changed except in an express written agreement signed by you and the President of the Company. In the event that you choose to resign from the Company, we request that you give us at least two weeks notice.

Stock Options. If approved by the Board, your stock options will be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. You will be provided with a copy of the Stock Option Plan and Stock Option Agreement following the Board’s approval of your grant. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

Annual Bonus. Your annual bonus is subject to the discretion and approval of the Board of Directors and will be paid in accordance with the Company’s normal bonus payment practices. Your bonus is a percentage of base pay earned during the calendar year. Therefore your bonus in the first year will be prorated based upon your first date of regular employment, and will be prorated in the event you take an unpaid leave of absence. To be eligible, you must be a regular employee at calendar yearend and have been an active regular employee for at least 30 days during the calendar year.

Relocation. We will be pleased to pay for reasonable moving expenses up to the maximum described in this offer letter. After your move is completed, please submit a Moving Expense Report to Accounting, detailing your expenses with all receipts. Reimbursements for moving expenses may be either non-taxable (deductible) or taxable (non-deductible), depending on their classification as described in IRS Publication 521. In general, the IRS permits only costs to move your household goods and one way travel for members of your household to be nontaxable. The IRS considers all other expenses to be taxable fringe benefits, and they will be added to your payroll wages for payment of taxes in the month following your moving expense reimbursement. Should you have questions, our accounting department would be pleased to discuss this with you.

In consideration of the investment made by the Company for your relocation, you agree to refund your relocation reimbursement in full to the Company in the event that, prior to your first anniversary of employment with the Company, you voluntarily terminate your employment or are terminated by the Company for cause.

References, The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Prior Employment. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes

1252 Orleans Drive, Sunnyvale, CA 94089 T 408 543 1500 F408 543 1501 www.bloomenergy.com involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

Intellectual Property. As a condition of your employment, you are also required to sign and comply with the Company’s “Employment, Confidential Information, Invention Assignment and Arbitration Agreement,” which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Agreement on your first day of employment.

Arbitration, (a) Any dispute or controversy arising out of or relating to your employment relationship with the Company, will be settled by final and binding arbitration by a single arbitrator to be held in Santa Clara County, California, in accordance with the American Arbitration Association national rules for resolution of employment disputes then in effect, except as provided herein. The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court in California. The arbitrator shall be bound by and shall strictly enforce the terms of this section and may not limit, expand or otherwise modify its terms. The arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, without reference to its conflicts of laws provisions, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The arbitrator shall have the powers granted by California law and the rules of the American Arbitration Association which conducts the arbitration, except as modified or limited herein.

(b) Notwithstanding anything to the contrary in the rules of the American Arbitration Association, the arbitration shall provide (i) for written discovery and depositions as provided in California Code of Civil Procedure Section 1283.05 and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed. Except in disputes where you assert a claim otherwise under a state or federal statute prohibiting discrimination in employment (“a Statutory Discrimination Claim”), the Company shall pay all fees and administrative costs charged by the arbitrator and American Arbitration Association. In disputes where you assert a Statutory Discrimination Claim against the Company, you are required to pay the American Arbitration Association’s filing fee only to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.

(c) You and the Company shall have the same amount of time to file any claim against any other party as such party would have if such a claim had been filed in state or federal court. In conducting the arbitration, the arbitrator shall follow the rules of evidence of the State of California (including but not limited to all applicable privileges), and the award of the arbitrator must follow California and/or federal law, as applicable.

(d) The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by the American Arbitration Association until only one name remains.

(e) The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover her or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and the American Arbitration Association. In disputes where you assert a Statutory Discrimination Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

1252 Orleans Drive, Sunnyvale, CA 94089 T 408 543 1500 F408 543 1501 www.bloomenergy.com

October 3, 2013

Susan Brennan

address

Susan,

The letter will serve as an addendum to your offer of employment dated October 3, 2013 and your agreement with KR Sridhar with respect to your relocation to Bloom Headquarters in California. In addition to the terms of your formal offer, you and the Company have agreed to the following:

Based on a clear understanding by both parties, the Brennan family relocation will be trailing Susan’s move to Sunnyvale by approximately 8 months to accommodate the sale of her residence in Tennessee, the completion of the 2013/2014 school year and the general movement of household goods. This “trailing relocation” will be completed by end of June, 2014. During this time, Susan will maintain regular working hours and travel schedule related to her position and be based out of the Bloom Energy Sunnyvale office.

The above is effective on the date of your employment. Please let me know if you have any questions on the information in this addendum.

/s/ David Barber

David Barber